VALMONT DEFERRED COMPENSATION PLAN

(Amended and Restated Effective December 31, 2008)

1. Purpose. This Plan is intended to allow key executives of Valmont and its affiliates to defer a portion of their compensation and receive matching contributions from Valmont. The Plan was originally adopted effective August 1, 1988. The Plan was amended and restated effective July 1, 2001. This amendment and restatement is intended to bring the Plan in compliance with Code § 409A and is effective December 31, 2008, except to the extent otherwise specifically provided below. For the period January 1, 2005 through December 31, 2008, the Plan has been administered in good faith compliance with Code § 409A.

2.	Definitions. The following definitions shall apply to the Plan:

2.1       “Base Pay” shall mean a Participant's regular cash compensation excluding bonuses, overtime, severance pay, incentive pay, stock options and similar extraordinary compensation.

2.2       “Change of Control Event.” The term “Change of Control Event” means a Change in Ownership of Valmont, a Change in Effective Control of Valmont, or a Change in the Ownership of a Substantial Portion of Valmont’s Assets. For purpose of this Plan:

(a)       “Change in Ownership of Valmont.” A “Change in Ownership of Valmont” occurs on the date that any one person or entity, or more than one person or entity acting as a Group acquires ownership of stock of Valmont that, together with stock held by such person, entity or Group, constitutes more than fifty percent (50%) of the total fair market value of Valmont or of the total voting power of the stock of Valmont; provided, however, if any one person or entity, or more than one person or entity acting as a Group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of Valmont, the acquisition of additional stock by the same person, entity or Group is not considered to cause a Change in Ownership of Valmont (or a Change in Effective Control of Valmont).

(b)       “Change in Effective Control of Valmont.” A “Change in Effective Control of Valmont” occurs on the date that either:

(i)

Any one person or entity, or more than one person or entity acting as a Group, acquires or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person, entity or Group ownership of stock of Valmont possessing thirty-five percent (35%) or more of the total voting power of the stock of Valmont; or

(ii)

A majority of the members of Valmont’s board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of Valmont’s board of directors prior to the date of the appointment or election.

(c)       “Change in the Ownership of a Substantial Portion of Valmont’s Assets.” A “Change in the Ownership of a Substantial Portion of Valmont’s Assets” occurs on the date that any one person or entity, or more than one person or entity acting as a Group, acquires or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person, entity or Group, assets from Valmont that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of Valmont immediately prior to such acquisition or acquisitions. For purposes of this Section, the term “gross fair market value” means the value of the assets of Valmont, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, a Change in the Ownership of a Substantial Portion of Valmont’s Assets does not occur if the assets are transferred to one of the following (as determined immediately after the asset transfer):

(i)	A shareholder of Valmont in exchange for or with respect to such shareholder’s stock;
(ii)	An entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by Valmont;
(iii)	A person, or more than one person acting as a Group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of Valmont; or
(iv)	An entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).

For purposes of this Section, the term “Group” shall have the meaning within Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 and shall include the owners of a corporation that enter into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Valmont, but shall not include persons or entities who would otherwise be considered a Group solely because such persons or entities purchase or own stock of Valmont at the same time or as a result of the same public offering. The attribution rules of Code Section 318(a) shall apply in determining stock ownership.

2.3	“Code” means the Internal Revenue Code of 1986, as amended.

2.4       “Committee” means the Administrative Committee as appointed by the Board of Directors Compensation Committee of Valmont (“Compensation Committee”).

2.5       “Compensation” means with respect to any Participant, such Participant’s wages, salaries, fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer to the extent that the amount is includible in gross income (including, but not limited to commissions paid salesman, compensation for services on the basis of a percentage of profits, bonuses), and reimbursements or other expense allowances under a non-accountable plan for a Plan

Year and including amounts which are contributed by the Employer pursuant to a salary reduction agreement and which are not includible in the gross income of the Participant under Code §§ 125 and 402(e)(3). Compensation shall exclude (1) Incentives paid in Valmont Stock to fulfill Valmont policy ownership requirements, (2) any distributions from a plan of deferred compensation, (3) amounts realized from the exercise of a nonqualified stock option, or when restricted stock (or property) held by an Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture, (4) amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option, (5) Employer contributions to this Plan (but not the Employee contributions), and (6) severance pay, mortgage pay differential, EVAC earnings accrued, foreign hardship, housing allowance, relocation allowance, and expatriate allowances.

2.6       “Deferral” with respect to any Participant means the amount of the Participant’s total Compensation which has been contributed to the Plan in accordance with the Participant’s deferral election pursuant to Section 4.1.

2.7       “Disability” means the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the Employer’s long term disability plan.

2.8       “Employee” means any person who is employed by Valmont or any of its affiliates.

2.9	“Employer” means Valmont and any affiliate of Valmont.

2.10    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.11    “Incentive” shall mean the portion of a Participant's Compensation that is paid as an incentive payment, bonus or commission to the Participant.

2.12    “Participant” means an Employee who has satisfied the eligibility requirements set forth in Section 3 of the Plan and who has not been paid his or her total benefits from this Plan.

2.13    “Plan” means this plan which shall be called the Valmont Deferred Compensation Plan.

2.14	“Plan Year” means the calendar year.

2.15    “Salary” means that portion of the Participant's cash Compensation which is not an Incentive.

2.16    “Valmont” means Valmont Industries, Inc., a Delaware corporation, and any successor thereto.

2.17    “VERSP” means the Valmont Employee Retirement Savings Plan; a 401(k) plan.

2.18    “Years of Service” means the aggregate of all periods commencing with the Employee’s first day of employment or reemployment with the Employer and ending on the date the Employee ceases to be employed by the Employer.

3.         Eligibility and Participation. Each Employee who participates in the Plan as of December 31, 2008 shall be eligible to continue participation. Each Employee who is a corporate officer, a divisional head, and/or a direct report to a divisional head and whose Base Pay plus target incentive pay exceeds the Code Section 401(a)(17) compensation limit shall be eligible to participate in the Plan upon approval by the Compensation Committee. The Employee shall become a Participant in this Plan as of the later of the date of approval by the Compensation Committee or the first day of the month following 90 days of employment. Each Participant shall continue to participate in this Plan until all the benefits payable to the Participant under this Plan have been paid. A Participant who ceases to meet the eligibility requirements of this Section 3, shall continue to be eligible to contribute to the Plan.

4.	Contributions and Benefits.
4.1	Employee Deferrals.

(a)       Prior to the beginning of each Plan Year a Participant may elect to have all or a portion of his or her Salary for such Plan Year contributed to this Plan.

(b)       A Participant may elect to have all or a portion of his or her Incentive for a Plan Year contributed to this Plan by making an election on or before the June 30 of the Plan Year during which the services are performed with respect to the Incentive.

(c)       In the case of the first Plan Year in which the Employee becomes eligible to participate in the Plan, the Employee may make an initial deferral election within thirty (30) days after the date the Employee first became eligible to participate in the Plan, with respect to Compensation paid for services to be performed subsequent to the election.

(d)       The deferral rates for Salary and Incentive of a Participant need not be the same for any Plan Year.

4.2       Employer Contributions. Each Plan Year, Valmont (or the applicable affiliate) shall make a contribution to each Participant's Account in this Plan equal to (a) or (b) below, as applicable:

(a)       On behalf of each Participant who is the Chief Executive Officer of Valmont, the Chief Financial Officer of Valmont or the Senior Vice President/Corporate Secretary of Valmont, a matching contribution equal to the excess of (i) 100% of each such Participant’s Deferrals up to 15% of Compensation shall be considered, over (ii) the maximum matching Employer contribution that would be made to the Valmont Employee Retirement Savings Plan (“VERSP”) assuming the Participant received the maximum possible matching contribution under VERSP for the Plan Year (regardless of the actual contributions made to VERSP by the Participant).

(b)       On behalf of each Participant not described in Section 4.2(a), a matching contribution equal to the excess of (i) 75% of each such Participant’s Deferrals up to 6% of Compensation shall be considered, over (ii) the maximum matching Employer contribution that would be made to VERSP assuming the Participant received the maximum possible match contribution to VERSP for the Plan Year (regardless of the actual contributions made to VERSP by the Participant).

Valmont shall also contribute on behalf of each Participant the amount that cannot be matched in VERSP due to Code limitations, such as the compensation limit for qualified plans. For example, if a Participant’s match is limited because of the annual compensation limit, the Participant’s offset per Section 4.2(a)(ii) and 4.2(b)(ii) shall be the actual matching contribution made to VERSP for the Plan Year.

5.         Funding. This Plan shall be unfunded, except as specifically provided herein. The Participants in this Plan shall be no more than general, unsecured creditors of Valmont with regard to the benefits payable pursuant to this Plan. Valmont shall establish a trust to provide the benefits under this Plan. Such trust shall be subject to all of the provisions of this Plan and shall be the property of Valmont, until distributed, and subject to Valmont's general, unsecured creditors and judgment creditors. Such trust shall not be deemed to be collateral security for fulfilling of any obligation of Valmont to the Participants. Deposits shall be made to the trust on a payroll period basis.

6.         Participants’ Accounts. A separate account shall be established for each Participant in the Plan (“Participant’s Account”). Each Participant’s Account shall be subdivided to reflect the investment elections of the Participant. Each Participant’s Account shall share in the earnings and losses of the trust in proportion to the value of the account on the valuation date. Each Participant’s Account shall be valued on a business, daily basis, or on such periodic basis as otherwise determined by the Committee.

7.         Investments. The Committee shall select the investments available with respect to the Participant's interests in the Plan. Each Participant shall select, in accordance with the rules and procedures established by the Committee, the method of investing the Participant's Account. Transfers among investments and changes in investment elections may only be made in accordance with the rules, procedures and limitations established by the Committee.

Prior to July 1, 2006, shares of Valmont common stock (“Valmont Stock”) shall be an investment available for selection by Participants. If Valmont Stock is selected by a Participant, Valmont Stock shall be acquired by the Plan through the trust described in Section 5. The Valmont Stock will be provided through the Valmont 2002 Stock Plan. An account (“Participant’s Valmont Stock Account”) shall be established for the Participant for the number of shares of Valmont Stock purchased with respect to the Participant’s Account. Upon distribution to a Participant, amounts held in a Participant’s Valmont Stock Account may be paid in Valmont Stock. Further deferrals, employer contributions and exchanges into Valmont Stock will not be allowed subsequent to June 30, 2006.

8.         Vesting. A Participant’s Account shall be 100% vested and nonforfeitable upon a Change of Control Event, death or Disability. All Employee Deferrals (plus or minus related earnings or losses) shall at all times be nonforfeitable. Subject to the preceding, the Account of a Participant who had made Deferrals shall be vested and nonforfeitable according to the following Vesting Schedule:

Vesting Schedule
Years of Service	Percentage Vested
1 Year or less	0%
More than 1 Year up to 2 Years	25%
More than 2 Years up to 3 Years	50%
More than 3 Years up to 4 Years	75%
More than 4 Years	100%

Subject to vesting upon a Change of Control Event, death and Disability, the Account of a Participant who has not made Deferrals shall be unvested and forfeitable until such Participant completes more than four (4) years of service with Valmont or its affiliates. Any forfeitures under this Plan shall be used to reduce Valmont contributions to this Plan.

9.	Payment of Benefits.

9.1       Pre-2009 Payment of Benefits. For benefits that commence prior to January 1, 2009, the benefits payable under this Plan shall be payable upon the same event that causes the payment of benefits under VERSP or, if earlier, upon attainment of age 65 and no longer employed by Valmont. The form of benefits hereunder shall be the same form as the form of benefit payments provided under VERSP. The amount of benefits shall be based upon the balance in the Participant's Account with payment of benefits from the Participant's Account payable until the Participant’s Account has a zero balance.

9.2       Post-2008 Payment of Benefits. For benefits that commence subsequent to December 31, 2008, the benefits payable under this Plan shall commence payment upon the earliest of the Participant’s death, disability, separation from service, or upon a Change of Control Event. The payment of benefits under this Section 9.2 is subject to the following rules:

(a)       The Participant’s Account shall be paid to the Participant or beneficiary in one lump sum payment as soon as reasonably practicable following the applicable event, when the benefits payable hereunder are: (i) are less than or equal to the dollar limit under Code § 402(g) for the Plan Year and all arrangements that fall under the same category as the Plan are cashed out at the same time; (ii) due to the death of the Participant; (iii) due to a Change of Control Event; or (iv) due to a domestic relations order.

(b)       For separation from service (including separation due to disability), a Participant may elect the form of benefit payment among a single lump sum benefit and two (2) through fifteen (15) annual installments.

(c)       A Participant who fails to elect a form of payment shall be paid in a single lump sum.

(d)       Subject to Section 9.6 below, the Participant’s election as to the form of payment must be made on or before the Participant’s initial deferral election; provided, however, a Disabled Participant may change the timing and form of payment as long as the change does not take effect until at least twelve (12) months after the date on which the election was made.

(e)       Notwithstanding the preceding, payment shall commence no later than ninety days following the applicable event.

9.3       Unforeseeable Emergency. A Participant may withdraw all or a portion of his or her account in the event of an Unforeseeable Emergency. An “Unforeseeable Emergency” means a severe financial hardship of the Employee resulting from an illness or accident of the Employee, the Employee’s spouse, or the Employee’s dependent (as defined in Code § 152(a)), loss of the Employee’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Employee. The eminent foreclosure of or eviction from the Employee’s primary residence, the need to pay for medical expenses, including nonrefundable deductibles, as well as the cost for prescription drug medication, the need to pay funeral expenses of a spouse or a dependent (as defined in Code § 152(a)), shall also constitute an Unforeseeable Emergency if the event causes a severe financial hardship. The amount that may be withdrawn as a result of an Unforeseeable Emergency shall not exceed the amount necessary to satisfy the Unforeseeable Emergency (to the extent that the emergency cannot be relieved through reimbursement by insurance or by liquidation of assets that would not in of itself result in a severe hardship) plus taxes reasonably anticipated as a result of the withdrawal.

9.4       Domestic Relations Orders. Notwithstanding any other provisions of the Plan, a lump sum payment shall be made to an individual other than the Employee as may be necessary to fulfill a domestic relations order (as defined in Code § 414(b)(1)(B)). Such payment shall be made as soon as reasonably practicable after the later of receipt of the domestic relations order by the Plan and the date that the Participant becomes vested in the interest payable to the other individual.

9.5       Distribution to Specified Employees. Notwithstanding any provision of the Plan to the contrary, upon a Participant’s separation from service, if a Participant is a “Specified Employee” no portion of his or her Account shall be distributed before the date which is six (6) months after the date of separation from service, or if earlier, the date of the death of the Participant. Any scheduled payments not made during such period shall be made as soon as reasonably practicable, but no later than thirty days following the end of such period. A “Specified Employee” is a key employee as defined under Code § 416(i), without regard to paragraph 5 thereof (and any successor or comparable Code sections). The Committee shall develop procedures to determine who is a Specified Employee in accordance with Code § 409A and the regulations thereunder.

9.6       Special Payment Elections Made On or Before December 31, 2007 For Active Participants. An individual who is a Participant during the calendar year 2006 or 2007, and employed by Valmont as of the designated election date (“Active Participant”), may make a new payment election on or before December 31, 2007 in accordance with the procedures established by the Plan that comply with the Code § 409A proposed or final regulations. However, the Participant may not make an election to change the timing or form of payment with respect to any payments the Active Participant would otherwise receive in the year of the election or cause any payments to be made in the year of election. The Active Participant’s election under this Section 9.6 is subject to the following rules:

(a)       The amount is part or all of the Participant’s Account balance as of the end of the calendar year of the election, plus funds related to the incentive pay paid in March of the following calendar year.

(b)       The form of benefit is among a lump sum payment or two (2) through ten (10) annual installments.

(c)       The election as to when the distribution begins must be a specified date commencing no later than the earlier of January 1, 2010, or the date the Participant attains age 65. Notwithstanding an election under this period, a Participant’s benefit will be paid in a lump sum upon death or a Change of Control Event. If a Participant, who does not meet the position and compensation requirements of Section 3.1, reduces his or her Account to zero with the special payment election provided by this Section 9.6, such Participant shall not be eligible to further participate in the Plan.

9.7       Special Payment Election Made On or Before December 31, 2008 For Inactive Participants. A Participant who is not an Active Participant (“Inactive Participant”) may make a new payment election on or before December 31, 2008 in accordance with the procedures established by the Plan to comply with Code § 409A final regulations. However, the Participant may not make an election to change the timing or form of payment with respect to any payment the Inactive Participant would otherwise receive in the year of the election or cause any payments to be made in the year of election. The Inactive Participant’s election under this Section 9.7 is subject to the following rules:

(a)       The amount is part or all of the Participant’s Account balance as of the end of the calendar year of the election.

(b)       The form of benefit is among a lump sum payment or two (2) through ten (10) annual installments.

(c)       The election as to when the distribution begins must be a specified date commending no later than January 1, 2010. Notwithstanding an election under this period, a Participant’s benefit will be paid in a lump sum upon death or a Change of Control Event.

10.       Administration. This Plan shall be administered by the Committee. The Committee shall make all determinations with regard to the Plan. The Committee shall have the authority, subject to the provisions of the Plan, to establish, adopt or revise rules and regulations as it deems necessary or advisable for the administration of the Plan. Claims procedures and claims review procedures required by ERISA shall be developed by the Committee. To the extent consistent with the provisions of the Plan, all determinations of the Committee shall be final, conclusive and binding upon all the parties. Valmont intends the Plan to comply with the provisions of Code § 409A and the regulations thereunder, and all ambiguities and inconsistencies in the construction of the Plan shall be interpreted to give effect to such intention. If any provision of the Plan contravenes Code § 409A or the regulations thereunder, such provision of the Plan shall be modified to maintain, to the maximum extent practicable, the original intent of the provision without violating the provisions of Code § 409A.

11.       Beneficiary Designation. Each Participant may designate a beneficiary under the Plan with respect to his or her interest in the Plan in the manner and form as determined by the

Committee. In the event no valid designation of beneficiary exists at the time of the Participant’s death, the Participant’s Account shall be paid to the Participant’s surviving spouse; provided, however, if the Participant does not have a surviving spouse, the Participant’s Account shall be paid to the Participant’s estate.

12.       Nonalienation of Benefits. No benefit payable under this Plan shall be subject, at any time and in any manner, to alienation, sale, transfer, assignment, pledge or encumbrance of any kind, except as provided in Section 9.4.

13.       Plan Expenses. Administration expenses incurred by the Plan shall be paid by the Plan (and any related trust). However, at its absolute discretion, Valmont may reimburse the Plan for any administration expenses or directly pay such expenses.

14.       Amendment and Termination. Valmont, by action of the Compensation Committee, may amend or terminate this Plan at any time, provided, however, this Plan shall not be amended or terminated to eliminate or reduce any Participant's Account balance of the Participants therein at the time of the amendment or termination or to reduce the vesting of a Participant; provided, further, Board of Director approval is required for (i) termination of the Plan, or (ii) an amendment that significantly increases the cost of the Plan as a percentage of Participants’ pay; and provided, further, upon Plan termination the Plan will accelerate distributions only if such acceleration does not violate Code § 409A.

15.       Applicable Law. This Plan and all rights hereunder shall be governed by and construed according to the laws of the State of Delaware.

IN WITNESS WHEREOF, Valmont has adopted this Amendment and Restatement of the Plan effective December 31, 2008.

Valmont Industries, Inc.

By:	______________________
Date
Title: